Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Magnachip Semiconductor Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common stock, par value $0.01 per share	Other(2)	1,990,000(3)	$11.16(2)	$22,208,400(2)	0.00011020	$2,447.37

Total Offering Amounts					$22,208,400		$2,447.37

Total Fee Offsets							$0

Net Fee Due							$2,447.37

(1)

In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued under the Magnachip Semiconductor Corporation Amended and Restated 2020 Equity and Incentive Compensation Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends, recapitalization or similar transactions that result in an increase in the number of outstanding securities.

(2)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act, solely for the purpose of computing the amount of the registration fee, on the basis of the average of the high and low prices of shares of Magnachip Semiconductor Corporation’s common stock, par value $0.01 per share (“Common Stock”), reported on the New York Stock Exchange on June 16, 2023, which is within five business days of this filing.

(3)	Represents 1,990,000 additional shares of Common Stock for future issuance under the Plan.